HI-TECH PHARMACAL ANNOUNCES RETIREMENT

              OF CHIEF FINANCIAL OFFICER AND APPONTMENT OF NEW CFO

AMITYVILLE, NY, May 3, 2004 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK), a specialty pharmaceuticals company, announced today that Arthur Goldberg, Vice President, Finance and Chief Financial Officer will retire effective June 5, 2004. Mr. Goldberg has served as Vice President, Finance and Chief Financial Officer of Hi-Tech since 1991. Hi-Tech also announced the appointment of Mr. William Peters as Vice President, Chief Financial Officer for the Company. Mr. Peters has been Vice President, Corporate Development since
September 2003.

Mr. David Seltzer, President and CEO of Hi-Tech, commented: "Mr. Goldberg has been with Hi-Tech for over 12 years, and we greatly appreciate his contribution to the Company's growth over these years. His dedication and experience has helped us to successfully build our business. The directors, officers and employees of Hi-Tech wish him well in his retirement".

David Seltzer commented on the appointment of William Peters: "Bill joined Hi-Tech recently and has demonstrated broad knowledge of corporate finance and an understanding of the issues, opportunities and challenges facing the pharmaceutical industry. He has been actively involved in defining the Company's strategy and prioritizing near and long term growth opportunities. He has also been instrumental in strengthening Hi-Tech's relations with investors and industry analysts. I am confident that his background and experience will help us to further grow the business and build shareholder value."

Prior to Hi-Tech, Mr. Peters worked for Merck & Co., Inc, where he served most recently as Director, Financial Evaluations, for the Medco Health Solutions subsidiary. During his seven-year career with Merck & Co., he also served as Manager of Corporate Financial Analysis and Manager of Treasury Planning and Analysis. Mr. Peters began his career at GE Aerospace in the Financial Management Program, where he later held positions in Financial Planning and Analysis and Internal Auditing. Mr. Peters earned his Master of Business Administration from the Wharton School, University of Pennsylvania, and a Bachelor of Science in Business Administration from Bucknell University.

About Hi-Tech Pharmacal

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic products for the general healthcare industry. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.


Statements concerning future results in this release may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. These statements involve a number of risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those expressed or implied in the forward-looking statements and these statements are not guarantees of the future performance.


Contact:
David Seltzer
(631) 789-8228